EXHIBIT 21.1

AKORN, INC.
LISTING OF SUBSIDIARIES OF THE REGISTRANT
As of December 31, 2016

Legal Entity Name	Incorporation	Ownership

Registrant / Parent Corporation:
Akorn, Inc.	Louisiana	Shareholders (NASDAQ: AKRX)

U.S. subsidiaries of Akorn, Inc.:
Advanced Vision Research, Inc.	Delaware	Akorn, Inc. (LA)
Akorn (New Jersey), Inc.	Illinois	Akorn, Inc. (LA)
Akorn Animal Health, Inc.	Delaware	Akorn, Inc. (LA)
Akorn Ophthalmics, Inc.	Delaware	Akorn, Inc. (LA)
Akorn Sales, Inc.	Delaware	Akorn, Inc. (LA)
Inspire Pharmaceuticals, Inc.	Delaware	Oak Pharmaceuticals, Inc. (DE)
Oak Pharmaceuticals, Inc.	Delaware	Akorn, Inc. (LA)
Hi-Tech Pharmacal Co., Inc.	Delaware	Akorn, Inc. (LA)
10 Edison Street LLC	Delaware	Hi-Tech Pharmacal Co., Inc. (DE)
13 Edison Street LLC	Delaware	Hi-Tech Pharmacal Co., Inc. (DE)
VPI Holdings Corp.	Delaware	Akorn, Inc. (LA)
VPI Holdings Sub, LLC.	Delaware	VPI Holdings Corp. (DE)
VersaPharm Incorporated	Georgia	VPI Holdings Sub, LLC. (DE)
Covenant Pharma, Inc.	Georgia	VPI Holdings Sub, LLC. (DE)
Olta Pharmaceuticals Corp.	Delaware	VersaPharm Incorporated (GA)
Clover Pharmaceuticals Corp.	Delaware	VersaPharm Incorporated (GA)
Akorn-Strides, LLC	Delaware	Akorn, Inc. (LA) (50% owned)

Foreign subsidiaries of Akorn, Inc.:
WorldAkorn Pharma Mauritius	Mauritius	Akorn, Inc. (LA)
Akorn India Private Limited	India	WorldAkorn Pharma Mauritius
Akorn Canada, Inc.	Canada	Akorn, Inc. (LA)
Akorn International S.à r.l.	Luxembourg	Oak Pharmaceuticals, Inc. (DE)
Akorn AG (formerly Excelvision AG)	Switzerland	Akorn International S.à r.l. (LUX)